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 QUAKER STATE CORPORATION AND SUBSIDIARIES                            EXHIBIT 11
 Computation of Net Income Per Share
 (in thousands except per share data, unaudited)

                                                                      Quarter Ended             Six Months Ended
                                                                  6/30/98       6/30/97       6/30/98       6/30/97
 ===================================================================================================================
  1.  Net income                                                 $   1,775     $   8,844     $   3,393     $  15,709
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  2.  Average number of shares of capital
      Stock outstanding--Basic                                      36,421        35,104        36,361        34,992

  3.  Shares issuable upon exercise of dilutive
      stock options outstanding during the period,
      Based on average market prices                                   815           226           546           164

  4.  Average number of capital and capital equivalent              37,236        35,330        36,907        35,156
      shares outstanding--Diluted (2 + 3)

  5.  Net income per capital and capital equivalent
      Share - Basic  (1 divided by 2)                            $    0.05     $    0.25     $    0.09     $    0.45
 ===================================================================================================================

  6.  Net income per capital share assuming full
      Dilution - Diluted (1 divided by 4)                        $    0.05     $    0.25     $    0.09     $    0.45
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


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